Exhibit 10.19

Date 18 July 2008

PRESTIGE CRUISE HOLDINGS INC.

as Guarantor

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

-and-

CALYON

SOCIÉTÉ GÉNÉRALE

as Mandated Lead Arrangers

-and-

CALYON

as Agent

GUARANTEE

relating to a Loan Agreement dated 18 July 2008 in respect of the passenger cruise ship newbulding presently designated as Hull No. 6194

Watson, Farley & Williams

Paris

THIS GUARANTEE is made on 18 July 2008

BETWEEN

(1)	PRESTIGE CRUISE HOLDINGS INC., a Panamanian sociedad anonima having its domicile in the Republic of Panama with its Resident Agent being Arias, Fabrega & Fabrega with address at Plaza 2000 Building, 16th Floor, 50th Street, Panama, Republic of Panama represented by FRANK J. DEL RIO duly authorised for the purpose hereof (the “Guarantor”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 of the Loan Agreement dated 18 July 2008 (the “Lenders”);

(3)	CALYON, a French “société anonyme”, having a share capital of EUR 3,714,724,584 and its registered office located at 9 quai du Presidént Paul Doumer, 92920 Paris La Défense cedex, France, registered under the no. Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre, and SOCIÉTÉ GÉNÉRALE, a French “société anonyme”, having a share capital of EUR 583,228,241.25 and its registered office located at 29 boulevard Haussmann, 75009 Paris, France, registered under the no. Siren 522 120 222 at the Registre du Commerce et des Sociétés of Paris (together the “Mandated Lead Arrangers”); and

(4)	CALYON, a French “société anonyme”, having a share capital of EUR 3,714,724,584 and its registered office located at 9, Quai du Président Paul Doumer, 92920 Paris La Défense cedex, France, registered under the n° Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre (the “Agent”, which expression includes its successors and assigns).

BACKGROUND

(A)	By a Master Shipbuilding (Contracts and Options) Agreement dated 14 May 2008 (the “Master Agreement”) entered into between (inter alia) Fincantieri—Cantieri Navali Italiani SpA (the “Builder”), the Guarantor, Oceania Cruises Inc. and, by way of endorsement, Marina New Build LLC (the “Borrower”) providing for an original shipbuilding contract dated 13 June 2007 (the “Original Shipbuilding Contract”) between the Borrower and the Builder to be novated and modified in the form and on the terms set out in the Master Agreement (the Original Shipbuilding Contract as novated and modified by the Master Agreement being hereinafter referred to as the “Shipbuilding Contract”), the Builder has agreed to design, construct and deliver, and the Borrower has agreed to purchase, a passenger cruise ship currently having hull number 6194

(B)	By a loan agreement dated 18 July 2008 and made between (i) the Borrower, (ii) the Lenders, (iii) the Mandated Lead Arrangers and (iv) the Agent and SACE Agent, it was agreed that the Lenders would make available to the Borrower a loan facility of the Dollar Equivalent of up to EUR 349,520,718 for the purpose of assisting the Borrower in financing (i) payment under the Shipbuilding Contract of all or part of 80% of the Final Contract Price up to the Eligible Amount and (ii) payment to SACE of the Dollar Equivalent of 100% of the second instalment of the SACE Premium.

(C)	The execution and delivery to the Agent of this Guarantee is one of the conditions precedent to the availability of the facility under the said Loan Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms. In this Guarantee:

“Apollo” means the Fund and any Fund Affiliate;

“bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country;

“Fund” means Apollo Management VI, L.P. and other co-investment partnerships managed by Apollo Management VI, L.P.;

“Fund Affiliate” means (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management VI, L.P. or Apollo Management V, L.P.;

“Loan Agreement” means the loan agreement dated 18 July 2008 referred to in Recital (A) and includes any existing or future amendments or supplements, whether made with the Guarantor’s consent or otherwise; and

“Management” means the employees of the Guarantor and its subsidiaries or their dependants or any trust for which such persons are the intended beneficiary.

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2 to 1.5 of the Loan Agreement apply, with any necessary modifications, to this Guarantee.

2	GUARANTEE

2.1	Guarantee and indemnity. The Guarantor unconditionally and irrevocably:

(a)	guarantees the due payment of all amounts payable by the Borrower under or in connection with the Loan Agreement and every other Finance Document;

(b)	undertakes to pay to the Agent acting on behalf of the Creditor Parties, on the Agent’s demand, any such amount which is not paid by the Borrower when payable;

(c)	undertakes to procure that the Borrower shall perform all its other obligations under the Loan Agreement and every other Finance Document; and

(d)	fully indemnifies the Agent and each other Creditor Party on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Agent as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Agent or any Creditor Party would otherwise have been entitled to recover.

2.2	No limit on number of demands. The Agent acting on behalf of the Creditor Parties may serve any number of demands under Clause 2.1.

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1	Principal and independent debtor. The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences. Without limiting the generality of Clause 3.1, the Guarantor shall neither be discharged by, nor have any claim against any Creditor Party in respect of:

(a)	any amendment or supplement being made to the Finance Documents or any of them;

(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents or any of them;

(c)	any release or loss whatsoever of any guarantee, right or Security Interest created by the Finance Documents or any of them;

(d)	any failure whatsoever promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)	any other Finance Document or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4	EXPENSES

4.1	Costs of preservation of rights, enforcement etc. The Guarantor shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or any other Creditor Party in connection with any matter arising out of this Guarantee or any Security Interest connected with it, including any advice, claim or proceedings relating to this Guarantee or such a Security Interest.

4.2	Fees and expenses payable under Loan Agreement. Clause 4.1 is without prejudice to the Guarantor’s liabilities in respect of the Borrower’s obligations under clauses 10 (Fees) and 11 (Taxes, Increased Costs and Related Charges) of the Loan Agreement and under similar provisions of other Finance Documents.

5	ADJUSTMENT OF TRANSACTIONS

5.1	Reinstatement of obligation to pay. The Guarantor shall pay to the Agent on its demand any amount which any Creditor Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Borrower or of any other Obligor (or similar person) on the ground that the Loan Agreement, or a payment by the Borrower or of such other Obligor, was invalid or on any similar ground.

6	PAYMENTS

6.1	Method of payments. Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

(b)	to such account as the Agent acting on behalf of the other Creditor Parties may from time to time notify to the Guarantor;

(c)	without any form of set-off, cross-claim or condition; and

(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.

6.2	Grossing-up for taxes. If the Guarantor is required by law to make a tax deduction, the amount due to the Agent acting on behalf of the other Creditor Parties shall be increased by the amount necessary to ensure that the Agent and (if the payment is not due to the Agent for its own account) the Creditor Party beneficially interested in the payment receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3	Tax Credits. If an additional payment is made by the Guarantor under this Clause and any Creditor Party determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction giving rise to such additional payment, such Creditor Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and provided that it has received the cash benefit of such credit, relief or remission, pay to the Guarantor such amount as such Creditor Party shall in its reasonable opinion have concluded to be attributable to the relevant deduction. Any such payment shall be conclusive evidence of the amount due to the Guarantor hereunder and shall be accepted by the Guarantor in full and final settlement of its rights of reimbursement hereunder in respect of such deduction. Nothing herein contained shall interfere with the right of each Creditor Party to arrange its tax affairs in whatever manner it thinks fit.

7	INTEREST

7.1	Accrual of interest. Any amount due under this Guarantee shall carry interest after the date on which the Agent demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Loan Agreement.

7.2	Calculation of interest. Interest on sums payable under this Guarantee shall be calculated and accrue in the same way as interest under clause 6 of the Loan Agreement.

7.3	Guarantee extends to interest payable under Loan Agreement. For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Loan Agreement, including that payable under clause 17 of the Loan Agreement.

8	SUBORDINATION

8.1	Subordination of rights of Guarantor. All rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Borrower, any other Obligor or their respective assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, the Guarantor shall not;

(a)	claim, or in a bankruptcy of the Borrower or any other Obligor prove for, any amount payable to the Guarantor by the Borrower or any other Obligor, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	claim to set-off any such amount against any amount payable by the Guarantor to the Borrower or any other Obligor; or

(d)	claim any subrogation or right of contribution or other right in respect of any Finance Document or any sum received or recovered by any Creditor Party under a Finance Document.

9	ENFORCEMENT

9.1	No requirement to commence proceedings against Borrower. Neither the Agent nor any other Creditor Party will need to make any demand under, commence any proceedings under, or enforce any guarantee or any Security Interest contained in or created by, the Loan Agreement or any other Finance Document before claiming or commencing proceedings under this Guarantee.

9.2	Conclusive evidence of certain matters. However, as against the Guarantor:

(a)	any judgment or order of a court in England or the Marshall Islands or the United States of America in connection with the Loan Agreement; and
(b)	any statement or admission of the Borrower in connection with the Loan Agreement, shall be binding and conclusive as to all matters of fact and law to which it relates,

9.3	Suspense account. The Agent and any Creditor Party may, for the purpose of claiming or proving in a bankruptcy of the Borrower or any other Obligor, place any sum received or recovered under or by virtue of this Guarantee or any Security Interest connected with it on a separate suspense or other nominal account without applying it in satisfaction of the Borrower’s obligations under the Loan Agreement.

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Guarantor represents and warrants to each of the Creditor Parties as follows on the date of this Guarantee, which representations and warranties shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day from the date of this Guarantee to the end of the Security Period.

10.2	Status. The Guarantor is duly incorporated and validly existing and in good standing under the laws of Panama.

10.3	Corporate power. The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Guarantee; and

(b)	to make all the payments contemplated by, and to comply with, this Guarantee.

10.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Legal validity. This Guarantee constitutes the Guarantor’s legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally.

10.6	No conflicts. The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Guarantor; or

(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

10.7	No withholding taxes. All payments which the Guarantor is liable to make under this Guarantee may be made without deduction or withholding for or on account of any tax payable under any law of Panama and the United States of America.

10.8	No default. To the knowledge of the Guarantor, no Event of Default has occurred and is continuing.

10.9	Information. All information which has been provided in writing by or on behalf of the Guarantor to the Agent or any other Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.2; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.4; and there has been no material adverse change in the financial position or state of affairs of the Guarantor from that disclosed in the latest of those accounts.

10.10	No litigation. No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Guarantor’s financial position or profitability.

10.11	No Security Interests. None of the assets or rights of the Guarantor is subject to any Security Interest except any Security Interest which qualifies as a Permitted Security Interest with respect to the Guarantor.

11	UNDERTAKINGS

11.1	General. The Guarantor undertakes with the Agent acting on behalf of the Creditor Parties to comply with the following provisions of this Clause 11 at all times from the date of this Deed to the end of the Security Period, except as the Agent may otherwise permit.

11.2	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will be true and not misleading and will not omit any material fact or consideration.

11.3	Provision of financial statements. The Guarantor will send to the Agent:

(a)	as soon as practicable, but in no event later than 120 days after the end of each financial year of the Guarantor beginning with the year ending 31 December 2008, the audited consolidated accounts of the Guarantor and its subsidiaries;

(b)	as soon as practicable, but in no event later than 60 days after the end of each quarter in each financial year of the Guarantor beginning with the year ending 31 December 2008, unaudited consolidated accounts of the Guarantor and its subsidiaries certified as to their correctness by the chief financial officer of the Guarantor;

(c)	such projections (in such format as may be approved by the Agent) as may be required under the terms of the proviso to Clause 11.15 (b) for the purposes of applying the Financial Covenants set out in Clause 11.15 at the end of the First Financial Quarter (as defined in Clause 11.16);

(d)	as soon as practicable (and in any event within forty-five (45) days of the end of the following month) a copy of the unaudited consolidated quarterly management accounts (including current and year-to-date profit and loss statements and balance sheet compared to the previous year and to budget) of the Guarantor;

(e)	a compliance certificate in the form set out in Schedule 1 to this Guarantee or in such other form as the Agent may reasonably require (each a “Compliance Certificate”) at the same time as there is delivered to the Agent, and together with, each set of audited consolidated accounts under paragraph (a) and the set of unaudited consolidated accounts under paragraph (b) which constitute those for the First Financial Quarter, duly signed by the chief financial officer of the Guarantor and certifying whether or not the requirements of Clause 11.15 are then complied with; and

(f)	such additional financial or other relevant information regarding the Guarantor and the Group as the Agent may reasonably request.

11.4	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.3 will:

(a)	be prepared in accordance with GAAP;

(b)	when required to be audited, be audited by the auditors which are the Guarantor’s auditors at the date of this Guarantee or other auditors approved by the Agent;

(c)	give a true and fair view of the state of affairs of the Guarantor and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(d)	fully disclose or provide for all significant liabilities of the Guarantor and its subsidiaries.

11.5	Shareholder and creditor notices. The Guarantor will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor’s shareholders or creditors generally or any class of them.

11.6	Consents. The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Guarantor to perform its obligations under this Guarantee;

(b)	for the validity or enforceability of this Guarantee;

and the Guarantor will comply with the terms of all such consents.

11.7	Notification of litigation. The Guarantor will provide the Agent with details of any material legal or administrative action involving the Guarantor as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding Ten million Dollars or the equivalent in another currency).

11.8	Domicile and principal place of business. The Guarantor:

(a)	will maintain its domicile, and keep its corporate documents and records, with the Resident Agent and at the address stated at the commencement of this Agreement or at such other Resident Agent and/or address in the Republic of Panama as is notified beforehand to the Agent;

(b)	will maintain its principal place of business in the United States of America at 8300 NW 33rd Street # 308, Miami FL33122, USA or at such other address in the United States of America as is notified beforehand to the Agent; and

(c)	will not move its domicile out of the Republic of Panama nor its principal place of business out of the United States of America without the prior agreement of the Agent, acting with the authorization of the Creditor Parties, such agreement not to be unreasonably withheld.

11.9	Notification of default. The Guarantor will notify the Agent as soon as the Guarantor becomes aware of the occurrence of an Event of Default and will thereafter keep the Agent fully up-to-date with all developments.

11.10	Maintenance of status. The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of Panama.

11.11	Negative pledge. The Guarantor shall not, and shall procure that neither Oceania Cruises nor the Borrower will, create or permit to arise any Security Interest over any asset present or future except Security Interests created or permitted by the Finance Documents and except for the following:

(a)	Security Interests created with the prior consent of the Agent or otherwise permitted by the Finance Documents;

(b)	in the case of the Guarantor and Oceania Cruises, Security Interests which qualify as Permitted Security Interests with respect to the Guarantor or Oceania Cruises respectively;

(c)	in the case of the Borrower, Security Interests permitted under clause 13.5 of the Loan Agreement;

(d)	Security Interests provided in favour of lenders under and in connection with any refinancing of the Existing Indebtedness or any financing arrangements entered into by any member of the Group for the acquisition of additional or replacement ship(s) (including any refinancing of any such arrangement) but limited to:

(i)	pledges of the share capital of the relevant ship owning subsidiary(/ies); and/or

(ii)	ship mortgages and other securities over the financed ship(s),

it being agreed that any refinancing of Existing Indebtedness shall not be permitted if it results in the Letter of Credit ceasing to be in effect in accordance with its terms unless the prior consent of the Agent, acting with the authorisation of all the Creditor Parties, shall have been obtained.

11.12	No disposal of assets, change of business. The Guarantor will:

(a)	not and shall procure that its subsidiaries, as a group, shall not transfer all or substantially all of the cruise vessels owned by them and shall procure that any cruise vessels which are disposed of in compliance with the foregoing shall be disposed on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any pertinent loan documentation, and

(b)	continue to be a holding company for a group of companies whose main business is the operation of cruise vessels as well as the marketing of cruises on board such vessels and the Guarantor will not change its main line of business so as to affect any Obligor’s ability to perform its obligations under the Finance Documents or to imperil, in the opinion of the Agent, the security created by any of the Finance Documents or the SACE Insurance Policy.

11.13	No merger etc. The Guarantor shall not enter into any form of merger, sub-division, amalgamation, restructuring, consolidation, winding-up, dissolution or anything analogous thereto or acquire any entity, share capital or obligations of any corporation or other entity (each of the foregoing being a “Transaction”) unless:

(a)	the Guarantor has notified the Agent in writing of the agreed terms of the relevant Transaction promptly after such terms have been agreed as heads of terms (or similar) and thereafter notified the Agent in writing of any significant amendments to such terms during the course of the negotiation of the relevant Transaction; and

(b)	the relevant Transaction does not require or involve or result in any dissolution of the Guarantor so that at all times the Guarantor remains in existence; and

(c)	each notice delivered to the Agent pursuant to paragraph (a) above is accompanied by a certificate signed by the Chief Financial Officer of the Guarantor whereby the Guarantor represents and warrants to the Agent that the relevant Transaction will not:

(i)	adversely affect the ability of any Obligor to perform its obligations under the Finance Documents;

(ii)	imperil the security created by any of the Finance Documents or the SACE Insurance Policy; or

(iii)	affect the ability of the Guarantor to comply with the financial covenants contained in Clause 11.15.

11.14 Maintenance of ownership of Borrower and Guarantor.

(a)	The Guarantor shall remain the legal holder and direct beneficial owner of the entire issued and allotted share capital of Oceania Cruises, free from any Security Interest and Oceania Cruises shall remain the legal holder and direct beneficial owner of all membership interest in the Borrower, free from any Security Interest, except that created in favour of the Agent acting on behalf of the other Creditor Parties;

(b)	prior to any underwritten public offering of the equity interests of the Guarantor (or any direct or indirect parent of the Guarantor) which generates cash proceeds to Oceania Cruises of at least $ 150 million (a “Qualified IPO”), a combination of Apollo and Management (the “Permitted Holders”) shall at all times own beneficially (within the meaning of Rules 13d-3 and 13d-5 of The Securities Exchange Act of 1934 (15 USC §78a et seq.) (the “Exchange Act”) as in effect on the Delivery Date) directly or indirectly, in the aggregate, equity interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Guarantor; or.

(c)	after a Qualified IPO, no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Delivery Date) shall acquire beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Guarantor’s equity interests unless the Permitted Holders shall own directly or indirectly, more than such person or “group” on a fully diluted basis of the voting interest in the Guarantor’s equity interests.

11.15	Financial Covenants. The Guarantor shall ensure that for each relevant Financial Year and by reference to the accounts delivered under Clause 11.3 at the end of the First Financial Quarter and thereafter at the end of each Financial Year:

(a)	the ratio of Total Debt to EBITDA for the Group for the relevant Financial Year shall not exceed the level provided for, for that Financial Year, in Schedule 2; and

(b)	the ratio of Total Debt to Total Adjusted Equity for the Group for the relevant Financial Year shall not exceed the level provided for, for that Financial Year, in Schedule 2;

provided that the “relevant Financial Year” shall mean, at the end of the First Financial Quarter, the Financial Year of which that First Financial Quarter forms part and, to the extent that there remain financial quarters still to come, in such Financial Year, the relevant numbers for calculation of the Financial Covenants at such time shall be made up of unaudited consolidated accounts for those quarters that have already taken place and of projected consolidated accounts for any quarter(s) still to come, such projections to be prepared by the Guarantor in such form and on such basis as may be reasonably acceptable to the Agent acting on behalf of the Creditor Parties, including being consistent with the approach adopted in the quarters that have taken place already.

11.16	Financial definitions. For the purposes of Clause 11.15:

(a)	“EBITDA” means, for any relevant period, the aggregate of:

(i)	Net Income from the Group’s operations for such period; and

(ii)	the aggregate amounts deducted in determining Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Interest Expense, depreciation and amortisation, income tax expenses for the period, impairment charges and any other non-cash charges and non-recurring charges for such period;

less

(iii)	gains from the sale of assets and any non-cash profits;

(b)	“Financial Year” means any financial year of the Group ending on 31 December;

(c)	“First Financial Quarter” means the financial quarter ending immediately prior to or on the date falling 90 days before the Intended Delivery Date;

(d)	“Indebtedness” means Financial Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

(i)	moneys borrowed or raised;

(ii)	the advance or extension of credit (including interest and other charges on or in respect of the foregoing);

(iii)	the amount of any liability in respect of leases which, in accordance with GAAP, are capital leases;

(iv)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of one hundred and eighty (180) days;

(v)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(vi)	(without double counting) any guarantee of Financial Indebtedness falling within paragraphs (i) to (v) above;

PROVIDED THAT the following shall not constitute Indebtedness:

(aa)	loans and advances made by members of the Group to other members of the Group which are subordinated to the rights of the Creditor Parties; and

(bb)	any liabilities of the Guarantor or any other member of the Group to a counterparty under any master agreement relating to the interest or currency exchange of a non-speculative nature;

(e)	“Interest Expense” means, for any relevant period, the consolidated interest expense (excluding capitalised interest) of the Group for such period;

(f)	“Net Income” means, for any relevant period, the consolidated net income (or loss) of the Group for such period as determined in accordance with GAAP;

(g)	“Total Debt” means, as at any relevant date, Indebtedness of the Group;

(h)	“Total Adjusted Equity” means, at any date of determination, Total Equity at such date, as adjusted to exclude the direct or indirect impact of any hedging or similar arrangements on the consolidated stockholders’ equity of the Group as at such date as required under GAAP; and

(i)	“Total Equity” means, at any date of determination, the consolidated stockholders’ equity of the Group at such date determined in accordance with GAAP.

11.17	Negative Undertakings. The Guarantor shall:

(a)	not at any time after the end of the First Financial Quarter, declare or pay dividends or make other distributions or payment in respect of Financial Indebtedness owed to its shareholders without the prior written consent of the Agent, provided that the Guarantor may declare and pay dividends to its shareholders after the Delivery Date subject to it on each such occasion satisfying the Agent acting on behalf of the Creditor Parties that it will continue to meet all the requirements of Clause 11.15, if such covenants were to be tested immediately following the payment of any such dividend;

(b)	not, and shall procure that none of its subsidiaries shall:

(i)	make loans to any person that is not a direct or indirect subsidiary of the Guarantor: or

(ii)	issue or enter into one or more guarantees covering the obligations of any person which is not a direct or indirect subsidiary of the Guarantor except if such loan is granted to a non subsidiary or such guarantee is issued in the ordinary course of business covering the obligations of a non subsidiary and the aggregate amount of all such loans and guarantees made or issued by the Guarantor and its subsidiaries does not exceed USD20,000,000 or is otherwise approved by the Agent which approval shall not be unreasonably withheld if such loan or guarantee in respect of a non subsidiary would neither:

(A)	affect the ability of any Obligor to perform its obligations under the Finance Documents; nor

(B)	imperil the security created by any of the Finance Documents or the SACE Insurance Policy; nor

(C)	affect the ability of the Guarantor to comply with the financial covenants contained in clause 11.15 if such covenants were to be tested immediately following the grant of such loan or the issuance of such guarantee, as demonstrated by evidence satisfactory to the Agent.

12	JUDGMENTS AND CURRENCY INDEMNITY

12.1	Judgments relating to Loan Agreement. This Guarantee shall cover any amount payable by the Borrower under or in connection with any judgment relating to the Loan Agreement.

12.2	Currency indemnity. In addition, clause 20.4 (Currency indemnity) of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

13	SET-OFF

13.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Guarantor to that Creditor Party under this Guarantee; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Guarantor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

13.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 13.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

13.3	Sums deemed due to a Lender. For the purposes of this Clause 13, a sum payable by the Guarantor to the Agent acting on behalf of the Creditor Parties for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to that Lender.

14	SUPPLEMENTAL

14.1	Continuing guarantee. This Guarantee shall remain in force as a continuing security at all times during the Security Period.

14.2	Rights cumulative, non-exclusive. The Agent’s and any other Creditor Party’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

14.3	No impairment of rights under Guarantee. If the Agent or any other Creditor Party omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Agent or any other Creditor Party under this Guarantee.

14.4	Severability of provisions. If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

14.5	Guarantee not affected by other security. This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Agent or any other Creditor Party may now or later hold in connection with the Loan Agreement.

14.6	Guarantor bound by Loan Agreement. The Guarantor agrees with the Agent and any other Creditor Party to be bound by all provisions of the Loan Agreement which are applicable to the Security Parties in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

14.7	Applicability of provisions of Guarantee to other Security Interests. Any Security Interest which the Guarantor creates (whether at the time at which it signs this Guarantee or at any later time) to secure any liability under this Guarantee shall be a principal and independent security, and Clauses 3 and 17 shall, with any necessary modifications, apply to it, notwithstanding that the document creating the Security Interest neither describes it as a principal or independent security nor includes provisions similar to Clauses 3 and 17.

14.8	Applicability of provisions of Guarantee to other rights. Clauses 3 and 17 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 and 17), being an agreement referring to this Guarantee.

14.9	Third party rights. Other than a Creditor Party or SACE, no person who is not a party to this Guarantee has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

14.10	Waiver of rights against SACE. Nothing in this Guarantee or any of the Finance Documents is intended to grant to the Guarantor or any other person any right of contribution from or any other right or claim against SACE and the Guarantor hereby waives irrevocably any right of contribution or other right or claim as between itself and SACE.

15	ASSIGNMENT AND TRANSFER

15.1	Assignment and transfer by Creditor Parties. The Agent and Creditor Parties may assign or transfer their rights under and in connection with this Guarantee to the same extent as they may assign or transfer their rights under the Loan Agreement.

16	NOTICES

16.1	Notices to Guarantor. Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax at:

8300 NW 33rd Street # 308, Miami FL33122, USA

Fax No: (00) 1 305 514 2297

or to such other address which the Guarantor may notify to the Agent.

16.2	Application of certain provisions of Loan Agreement. Clauses 32.3 to 32.8 of the Loan Agreement apply to any notice or demand under or in connection with this Guarantee.

16.3	Validity of demands. A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Borrower under the Loan Agreement;

(b)	at the same time as the service of a notice under clause 18.22 (actions following an Event of Default) of the Loan Agreement;

and a demand under this Guarantee may refer to all amounts payable under or in connection with the Loan Agreement without specifying a particular sum or aggregate sum.

16.4	Notices to Agent. Any notice to the Agent acting on behalf of the Creditor Parties under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Agent under the Loan Agreement.

17	INVALIDITY OF LOAN AGREEMENT

17.1	Invalidity of Loan Agreement. In the event of:

(a)	the Loan Agreement or any provision thereof now being or later becoming; with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any reason whatsoever; or

(b)	without limiting the scope of paragraph (a), a bankruptcy of the Borrower, the introduction of any law or any other matter resulting in the Borrower being discharged from liability under the Loan Agreement, or the Loan Agreement ceasing to operate (for example, by interest ceasing to accrue);

this Guarantee shall cover any amount which would have been or become payable under or in connection with the Loan Agreement if the Loan Agreement had been and remained entirely valid, legal and enforceable, or the Borrower had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Borrower had remained fully liable Under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by the Borrower under or in connection with the Loan Agreement shall include references to any amount which would have so been or become payable as aforesaid.

17.2	Invalidity of Finance Documents. Clause 17.1 also applies to each of the other Finance Documents to which the Borrower is a party.

18	GOVERNING LAW AND JURISDICTION

18.1	English law. This Guarantee shall be governed by, and construed in accordance with, English law.

18.2	Exclusive English jurisdiction. Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee.

18.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 18.2 is for the exclusive benefit of the Agent and other Creditor Parties, which reserve the rights:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Guarantee in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Guarantor shall not commence any proceedings in any country other than England in relation to a matter which out of or in connection with this Guarantee.

18.4	Process agent. The Guarantor irrevocably appoints EC3 Services Limited at its registered office for the time being, presently at 51 Eastcheap, London EC3M IJP, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Guarantee.

18.5	Creditor Parties, rights unaffected. Nothing in this Clause 18 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an. international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6	Meaning of “proceedings”. In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

EXECUTION PAGE

GUARANTOR Frank J. Del Rio SIGNED by for and on behalf of PRESTIGE CRUISE HOLDINGS INC. as its duly appointed attorney-in-fact in the presence of:	) ) ) ) ) )

LENDER

Geoffrey D. Ferrer

SIGNED by

for and on behalf of

SOCIÉTÉ GÉNÉRAL

as its duly appointed attorney-in-fact

in the presence of:

SIGNED by Geoffrey D. Ferrer

for and on behalf of

CALYON

as its duly appointed attomey-in-fact .

in the presence of:

) ) ) ) ) ) ) ) ) )

MANDATED LEAD ARRANGERS

SIGNED by Geoffrey D. Ferrer for and on behalf of SOCIÉTÉ GÉNÉRALE as its duly appointed attomey-in-fact in the presence of:	) ) ) ) )

SIGNED by Geoffrey D. Ferrer for and on behalf of CALYON as its duly appointed attomey-in-fact in the presence of:	) ) ) ) )

AGENT SIGNED by Geoffrey D. Ferrer for and on behalf of CALYON as its duly appointed attorney-in-fact in the presence of:	) ) ) ) )

SCHEDULE 1

FORM OF COMPLIANCE CERTIFICATE

To:	CALYON

9 Quai du Président Paul Doumer

92920 Paris La Défense cedex

France

Attn: [•]

[•] 200[•]

Dear Sirs

Loan Agreement dated [•] July 2008 (the “Loan Agreement”) made between (1) Marina New Build, LLC (the “Borrower”), (2) the banks and financial institutions named at schedule 1 therein as lenders, (3) Calyon and Société Générale as Mandated Lead Arrangers and (4) Calyon as Agent and SACE Agent for a loan facility of up to the aggregate of the Dollar Equivalent of EUR 334,590,328.80 and the second instalment of the SACE Premium and Guarantee dated [•] July 2008 (the “Guarantee”) made between (1) us as guarantor and (2) Calyon as Agent

We refer to the Loan Agreement and the Guarantee. Terms defined in the Loan Agreement and the Guarantee have their defined meanings when used in this Compliance Certificate.

We also refer to the financial covenants set out in Clause 11.15 of the Guarantee.

We certify that, as at the date of this Compliance Certificate, in relation to such covenants and by reference to the latest accounts provided under Clause 11.3[(a)/(b)] of the Guarantee:

(a)	the ratio of Total Debt to EBITDA is [•] and therefore [does/does not] exceed [insert relevant maximum];

(b)	the ratio of Total Debt to Total Adjusted Equity is [•] and therefore [does/does not] exceed [insert relevant maximum],

To evidence compliance with the terms of Clause 11.15, we attach:

[ a copy of the latest annual consolidated accounts of the Group as Appendix A;] or

[copies of the existing quarterly unaudited consolidated accounts of the Group for the current Financial Year together with projections for the quarter(s) still to come in the current Financial Year—applies to First Financial Quarter only.]

No Event of Default has occurred in relation to the Borrower or the Guarantor.

Signed:

Chief Financial Officer of
Prestige Cruise Holdings Inc.

SCHEDULE 2

FINANCIAL COVENANT LEVELS

Financial Year	Total Debt/	Total Debt/
	EBITDA	Total Adjusted Equity
2010	13.00x	11.00x
2011	9.50x	8.50x
2012	6.50x	4.50x
2013	5.75x	3.00x
2014	4.50x	2.50x
2015	4.00x	2.50x
2016	3.50x	2.50x
2017	3.50x	2.50x
2018	3.00x	2.50x
2019	3.00x	2.50x
2020	3.00x	2.50x
2021	3.00x	2.50x
2022	3.00x	2.50x
2023	3.00x	2.50x